Contact: Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150
ePlus Appoints Mark Marron Chief Operating Officer

HERNDON, VA – April 22, 2010 – ePlus inc. (Nasdaq NGM: PLUS – news) today announced that Mark P. Marron has been appointed its chief operating officer, a newly created position, and president of the Company’s wholly-owned subsidiary, ePlus Technology, inc., on April 22, 2010.

Mr. Marron, age 48, has served as senior vice president of sales of ePlus Technology, inc. since he joined ePlus Technology, inc. in 2005.  A 20-year industry veteran, from 2001 - 2005 Mr. Marron was with NetIQ, where he held the position of senior vice president of worldwide sales.  Prior to joining NetIQ, Mr. Marron served as general manager of worldwide channel sales for Computer Associates International Inc., a provider of software and services that enable organizations to manage their IT environments. Mr. Marron has extensive experience throughout North America, Europe, the Middle East, and Africa.

Phillip G. Norton, chairman, president and chief executive officer of ePlus inc. stated “We are pleased that the Board of Directors appointed Mark as our COO.  While serving as our senior vice president of sales, he has played a critical role in the company’s growth and expansion in the market.”

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 625 associates in 20+ locations serving federal, municipal, and commercial customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc.  in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.